EXHIBIT 99.1

MobiClear, Inc. Announces Anders Ericsson as Its New Chief Executive Officer Tuesday May 29, 8:30 am ET

Ericsson Provides Both Executive Management Experience and Industry Specific Knowledge


DOVE CANYON, Calif.--(BUSINESS WIRE)--MobiClear, Inc. (OTCBB: MBIR - Deutsche
Borse: B3CA) has announced the hiring of Anders Ericsson as the Company's new Chief Executive Officer effective immediately. Mr. Ericsson, age 45, will be replacing Lim Wong, who will remain as the company's Chairman and assume the role of Director of New Business Development.

Prior to joining MobiClear, Mr. Ericsson served for five years as the CEO of Global Connexion Ltd., a Zurich-based venture and consulting firm within the information technology and telephony industries. Additionally, Ericsson served in various upper management positions with Ericsson Group, Ltd., the Swedish provider of telecommunications equipment, where he was utilized for his ability to successfully roll out new products on the global stage. Further, Mr. Ericsson has led companies within the IT, telecom and Internet sectors.

In welcoming Anders to the company, Mr. Wong stated, "We look forward to the leadership that Anders Ericsson will provide our company. This hire is critical to our success as we enter into a new phase of corporate development and growth." Wong continued, "It is his previous management experience and exhaustive knowledge of the industry that we will call upon to lead us through this exciting time of international expansion, the rolling out of new products, and the growth we anticipate in the coming years."

About MobiClear, Inc.

MobiClear, Ltd. specializes in electronic Personal Identification Verification
(PIV) solutions in connection with credit/debit card transactions. MobiClear's multi-gateway solution (U.S. patent pending) offers proactive security in all forms of electronic business environments including Internet shopping, business-to-business procurement transactions and retail shopping with credit and debit cards. MobiClear estimates that credit and debit card fraud on the Internet and in brick and mortar stores is growing to $20 billion annually. MobiClear's answer to this problem is a secure and user-friendly identity solution that works across the globe. In addition, MobiClear's identification service ensures safe and secure trade over the Internet, which in turn, promotes both e-trade activity and invoice payments online.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.